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                                                                     EXHIBIT 2.9

                                PROMISSORY NOTE
                                     NO. 2

$55,000                    SANTA MONICA, CALIFORNIA           September 10, 1999

For VALUE RECEIVED, RNETHEALTH, INC., a Colorado corporation ("Maker"), promises to pay to GEORGE HENRY ("Holder"), the principal sum of FIFTY-FIVE THOUSAND DOLLARS, ($55,000.00), with interest from the date above first written at the rate of TEN percent (10%) per annum on the balance from time to time remaining unpaid.

The said principal and interest shall be payable in lawful money of the United States of America at SANTA MONICA, CALIFORNIA or at such place as may hereafter be designated by written notice from the holder to the maker hereof, on the date and in the manner following:

The principal balance of this Note and all accrued interest hereon shall be due and payable, in full (the "Maturity Date"), on the earlier of either of (i) January 31, 2000, or (ii) immediately upon the closing by Maker of a debt and/or equity financing.


MAKER                                       HOLDER
By:                                         By: /s/ GEORGE HENRY
   -----------------------                     ---------------------------
RnetHealth.com, Inc.                        George Henry
1411 Fifth Street, Suite 200
Santa Monica, California 90401
(310) 393-3979